SCHEDULE 14A
                                 (RULE 14A-101)

                                 PROXY STATEMENT
                        Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant   |X|
Filed by a party other than the registrant   | |

Check the appropriate box:
      | |   Preliminary Proxy Statement         | | Confidential. For use of the
                                                    Commission Only(as permitted
                                                    by Rule 14a-6(e)(2))

      |X|   Definitive Proxy Statement
      | |   Definitive Additional Materials
      | |   Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12


                               CYGNE DESIGNS, INC.
                -------------------------------------------------
                (Name of the Corporation as Specified in Charter)



                   -------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box)

      |X|   No Fee Required

      | |   Fee computed on table below per Exchange Act Rule 14c-5(g) and 0-11

(1)   Title of each class of securities to which transaction applies:

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(2)   Aggregate number of securities to which transaction applies:

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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(4)   Proposed maximum aggregate value of transaction:

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(5)     Total Fee Paid:

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| |      Fee paid previously with preliminary materials:

------------------------------------------------------------------------------
| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or form or schedule and the date of filing.

(1)   Amount previously paid:

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(2)   Form schedule or registration number:

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(3)   Filing party:

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(4)   Dated filed:

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


                               CYGNE DESIGNS, INC.
                                  1372 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 354-6474

                                                                   May 22, 1997

Dear Fellow Stockholder:

       You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 9:30 a.m., on Friday, June 20, 1997, at the offices of Fulbright & Jaworski L.L.P., 31st Floor, 666 Fifth Avenue, New York, New York.

     This year, you are being asked only to elect four directors to the Company's Board of Directors. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

       We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

     Thank you for your cooperation.

                                                  Very truly yours,

                                                  /s/ BERNARD M. MANUEL
                                                  -----------------------------
                                                      BERNARD M. MANUEL
                                                      Chief Executive Officer

                               CYGNE DESIGNS, INC.


                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              --------------------

     Notice is hereby given that the Annual Meeting of Stockholders of Cygne Designs, Inc. will be held on Friday, June 20, 1997 at 9:30 a.m., at the offices of Fulbright & Jaworski L.L.P., 31st Floor, 666 Fifth Avenue, New York, New York for the following purposes:

          (1) To elect four directors to serve for the ensuing year; and

          (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on May 8, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                                        PAUL D. BAIOCCHI
                                                        Secretary

New York, New York
May 22, 1997

                               CYGNE DESIGNS, INC.
                                  1372 BROADWAY
                            NEW YORK, NEW YORK 10018

                              --------------------

                                 PROXY STATEMENT

                              --------------------

                               GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Cygne Designs, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Friday, June 20, 1997, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

     Proxies for use at the meeting are being solicited by the Board of Directors of the Company. All expenses incurred in connection with this solicitation of proxies will be borne by the Company. Proxies will be mailed to stockholders on or about May 23, 1997. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Solicitation by officers and employees of the Company may also be made of some stockholders in person, or by mail, telephone, telecopier or telegraph, following the original solicitation. Georgeson & Company Inc. has been retained by the Company to assist with the solicitation of proxies for a fee of $7,000 plus reimbursement of certain out-of-pocket expenses.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby for all listed nominees for director and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on May 8, 1997 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On May 8, 1997 there were 12,438,038 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. With respect to the proposal to elect directors, abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of April 30, 1997 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director and nominee for election as a director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.


                                               AMOUNT AND NATURE
                                                 OF BENEFICIAL    PERCENTAGE OF
                                              OWNERSHIP OF CYGNE      CYGNE
NAME AND ADDRESS                               COMMON STOCK (1)   COMMON STOCK
----------------                               ----------------   ------------
Limited Direct Associates, L.P.
 c/o The Limited, Inc.
 Three Limited Parkway
 Post Office Box 16000
 Columbus, Ohio 43230 (2) ....................       854,319           6.9%
Cleveland Investment Limited
 5/F Ho Lee Commercial Building
 38-44 D'Aguilar Street Central
 Hong Kong ...................................       622,285           5.0%
Irving Benson and Dianne Benson (3) ..........     1,006,400           8.1%
James G. Groninger (4) .......................        21,000            *
Stuart B. Katz (5) ...........................        14,000            *
Bernard M. Manuel and Isabelle Manuel (6) ....     1,427,554          11.4%
Trevor J. Wright (7) .........................       162,229           1.3%
Roy E. Green (8) .............................       402,678           3.2%
Gary C. Smith (9) ............................        78,750             *
Paul D. Baiocchi (9) .........................        25,000             *
Directors and executive officers as a group
 (8 persons) (10) ............................     3,137,611          24.5%

----------

  *  Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2) This figure is based upon information set forth in an amended Schedule 13D dated October 13, 1994, filed by Limited Direct Associates, L.P. (the "Limited Partnership") with the SEC. The Limited Partnership is a limited partnership consisting of a wholly-owned subsidiary and certain operating divisions of The Limited, Inc.

(3) Consists of 885,061 shares owned by Irving Benson, 66,339 shares owned by Mr. Benson's wife, Dianne Benson, and 55,000 shares issuable pursuant to options which are exercisable within 60 days of April 30, 1997. Mr. and Mrs. Benson, however, each disclaim any beneficial ownership of the other's shares. Does not include an aggregate of 123,839 shares owned by Mr. and Mrs. Benson's two children. Mr. Benson's address is c/o the Company, 1372 Broadway, New York, New York 10018.

(4) Includes 16,000 shares issuable pursuant to options which are exercisable within 60 days of April 30, 1997. Does not include 2,000 shares which are the subject of options which are not exercisable within 60 days of April 30, 1997.

(5) Consists of shares issuable pursuant to options which are exercisable within 60 days of April 30, 1997. Does not include 2,000 shares which are the subject of options which are not exercisable within 60 days of April 30, 1997.

(6) Includes 1,147,215 shares owned by Bernard M. Manuel, 161,339 shares owned by Mr. Manuel's wife, Isabelle Manuel, 64,000 shares owned by The Bernard
     M. Manuel Foundation (the "Foundation"), of which Mr. Manuel is the sole trustee, and 55,000 shares issuable pursuant to options which are exercisable within 60 days of April 30, 1997. Mr. and Mrs. Manuel, however, each disclaim any beneficial ownership of the other's shares. Mr. Manuel disclaims beneficial ownership of the shares owned by the Foundation which he has the right to vote. Does not include 322,678 shares owned by The Bernard M. Manuel 1992 Irrevocable Trust for Children established by Mr. Manuel for the benefit of his children. Mr. Manuel's address is c/o the Company, 1372 Broadway, New York, New York 10018.

(7) Consists of 140,729 shares owned by FWM N.V. which Mr. Wright may be deemed to beneficially own by reason of his ownership of 23.41% of the outstanding shares of the indirect sole stockholder of FWM N.V. and 21,500 shares issuable pursuant to options which are exercisable within 60 days of April 30, 1997. Mr. Wright is not standing for re-election as a director.

(8) Consists of 322,678 shares owned by The Bernard M. Manuel 1992 Irrevocable Trust for Children, of which Mr. Green is Trustee, and 80,000 shares issuable pursuant to options which are exercisable within 60 days of April 30, 1997. Mr. Green disclaims beneficial ownership of the shares owned by the trust.

(9) Consists of shares issuable pursuant to options which are exercisable within 60 days of April 30, 1997.

(10) Includes 66,339 shares owned by Mr. Benson's wife, 161,339 shares owned by Mr. Manuel's wife, 64,000 shares owned by the Foundation, 140,729 shares owned by FWM N.V., 322,678 shares owned by The Bernard M. Manuel 1992 Irrevocable Trust for Children and 345,250 shares issuable pursuant to options which are exercisable within 60 days of April 30, 1997. See notes 3, 4, 5, 6, 7 and 8 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the fiscal year ended February 1, 1997 all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                         PROPOSAL--ELECTION OF DIRECTORS

     Four directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:


                                                YEAR FIRST
NOMINEE                          AGE          BECAME DIRECTOR    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
-------                          ---          ---------------    -----------------------------------------------
Irving Benson ...............    58                1984          Consultant since November 1996; President of the
                                                                    Company from the Company's incorporation in
                                                                    October 1984 and Vice Chairman from April
                                                                    1994 to November 1996; founder of the
                                                                    Company's predecessor in 1975.

James G. Groninger ..........    53                1993          President of The Baysouth Company since January
                                                                    1995; Managing Director of PaineWebber
                                                                    Incorporated from April 1988 through December
                                                                    1994.

Stuart B. Katz ..............    42                1993          Managing Director of Furman Selz LLC since February
                                                                    1989; various other positions with Furman Selz LLC,
                                                                    including Senior Vice President, since 1985.

Bernard M. Manuel ...........    49                1988          Chief  Executive  Officer  of the  Company  since
                                                                    October  1988 and  Chairman of the Board since
                                                                    December 1989.

----------

     Mr. Groninger is a director of Designs, Inc. and NPS Pharmaceuticals. Mr. Manuel is a director of Designs, Inc.

     In September 1993 the Company established an Audit Committee and a Compensation Committee, each consisting of Messrs. Groninger and Katz. The Audit Committee is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices, and the Compensation Committee reviews compensation practices, recommends compensation for the Company's executives and key employees and functions as the Committee under the Company's 1993 Stock Option Plan. The Compensation Committee met once and acted once by unanimous written consent during the year ended February 1, 1997. The Audit Committee met once during the year ended February 1, 1997.

     During the fiscal year ended February 1, 1997, the Board of Directors held six meetings and acted once by unanimous written consent in lieu of a meeting. Each director attended at least 75% of the meetings of the Board of Directors held when he was a director and of all committees of the Board of Directors on which he served.

VOTE REQUIRED

     The four nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL--ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             EXECUTIVE COMPENSATION

     The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for such period in all capacities in which they served, as well as one executive officer who was one of the four other most highly compensated executive officers but was not an executive officer at fiscal year end.

                           SUMMARY COMPENSATION TABLE

                                                                                   SECURITIES
                                             ANNUAL COMPENSATION                   UNDERLYING         ALL
                                             --------------------    OTHER ANNUAL   OPTIONS/         OTHER
                                   YEAR      SALARY         BONUS    COMPENSATION     SARS      COMPENSATION(1)
                                   ----      ------         -----    ------------     ----      ---------------



Bernard M. Manuel ...............  1996     $433,983          --            --            --       $  142
 Chairman of the Board             1995      458,429          --            --            --          142
 and Chief Executive Officer       1994      452,115          --            --        55,000          355

Irving Benson ...................  1996      433,500(3)       --       $13,117(4)         --          857
 Formerly Vice Chairman            1995      503,500          --        11,705(4)         --          900
 and President(2)                  1994      452,115          --        11,705(4)     55,000          917

Trevor J. Wright ................  1996      267,643          --         8,801(4)         --          648
 Executive Vice President--        1995      292,207          --        13,750(4)         --        3,648(6)
 Design                            1994      247,920(5)       --         5,013(4)     21,500        6,555(6)

Gary C. Smith ...................  1996      271,656          --            --            --          331
 Senior Vice President--           1995      273,995          --            --        78,750(7)       361
 Manufacturing                     1994      253,846          --            --        30,000          208

Roy E. Green ....................  1996      234,612          --            --            --        1,337
 Senior Vice President--           1995      236,665          --            --        80,000(8)     1,458
 Chief Financial Officer           1994      220,000          --            --        30,000        1,431
 and Treasurer

Paul D. Baiocchi ................  1996      195,000          --            --            --          342
 Vice President, General           1995      190,288          --            --        25,000(10)      355
 Counsel and Secretary             1994      151,492(9)       --            --        15,000          308


----------

(1) Consists of certain insurance premiums on term life insurance paid by the Company for the benefit of the named individuals.

(2) Mr. Benson, who continues to serve as a director of and consultant to the Company, resigned as an officer and employee of the Company in November 1996. See "Certain Transactions."

(3) Includes $25,000 of severance, but excludes $18,333 of consulting fees, paid to Mr. Benson during 1996 under the terms of the Consulting and Severance Agreement with Mr. Benson dated November 27, 1996. See "Certain Transactions."

(4)  Represents a car allowance provided to the executive.

(5) Compensation amounts reflected for 1994 are for the period beginning April 7, 1994, the date Mr. Wright commenced his employment with the Company, through January 28, 1995, the last day of the Company's 1994 fiscal year.

(6) Includes $3,295 and $6,234 for 1995 and 1994, respectively, representing the Company's matching contribution pursuant to its 401(k) defined contribution plan.

(7) Consists of 58,750 shares issuable upon the exercise of options that were granted during 1994 and 1993 which were repriced during 1995 and 20,000 shares issuable upon the exercise of options that were both granted and repriced during 1995.

(8) Consists of 60,000 shares issuable upon the exercise of options that were granted during 1994 and 1993 which were repriced during 1995 and 20,000 shares issuable upon the exercise of options that were both granted and repriced during 1995.

(9) Compensation amounts reflected for 1994 are for the period beginning March 20, 1994, the date Mr. Baiocchi commenced his employment with the Company, through January 28, 1995, the last day of the Company's 1994 fiscal year.

(10) Consists of 15,000 shares issuable upon the exercise of options that were granted during 1994 which were repriced during 1995 and 10,000 shares issuable upon the exercise of options that were both granted and repriced during 1995.

     During the fiscal year ended February 1, 1997 no options were granted to the persons named in the Summary Compensation Table.

     The following table sets forth information with respect to (i) stock options exercised in the fiscal year ended February 1, 1997 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals on February 1, 1997.

                           AGGREGATED OPTION EXERCISES
              IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                            NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED,
                                                               OPTIONS HELD AT         IN-THE-MONEY OPTIONS AT
                                SHARES                       FISCAL YEAR END (#)         FISCAL YEAR END (1)
                              ACQUIRED ON      VALUE       -------------------------  --------------------------
       NAME                  EXERCISE (#)    REALIZED      EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
       ----                  ------------    --------      -------------------------  -----------  -------------
Bernard M. Manuel                 --             --          55,000           --           $ 0            $ 0
Irving Benson                     --             --          55,000           --           $ 0            $ 0
Roy E. Green                      --             --          80,000           --           $ 0            $ 0
Trevor J. Wright                  --             --          21,500           --           $ 0            $ 0
Gary C. Smith                     --             --          78,750           --           $ 0            $ 0
Paul D. Baiocchi                  --             --          25,000           --           $ 0            $ 0

----------

(1) Based on the closing stock price of the Company's Common Stock on January 31, 1997 of $0.906.



EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements, effective as of May 1, 1993, with Roy Green and Gary Smith and has entered into an amended and restated employment agreement with Bernard Manuel, effective as of January 1, 1995. The Company has also entered into an employment agreement, effective as of April 4, 1994, with Paul Baiocchi, the Company's Vice President, General Counsel and Secretary. In connection with the FWM Acquisition, the Company entered into an employment agreement, effective as of April 7, 1994, with Trevor Wright.

Each of the foregoing agreements (collectively, the "Employment Agreements") provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. Unless further renewed, the Employment Agreement will expire on April 3, 1998, in the case of Mr. Baiocchi, April 8, 1998 in the case of Mr. Wright, and April 30, 1998 in the case of Messrs. Green, Manuel and Smith.

     The Employment Agreements require each employee to devote substantially all of his time and attention to the business of the Company as necessary to fulfill his duties. Pursuant to the Employment Agreements Messrs. Manuel, Wright, Green, Smith and Baiocchi are currently entitled to an annual salary at a rate of $494,000, $306,000, $245,000, $271,656 and $205,000, respectively, subject to annual cost of living increases. The Employment Agreements also provide for the payment of bonuses in such amounts as may be determined by the Board. Under the Employment Agreements, the employee may terminate his employment upon 30 days' notice. The Employment Agreements provide that in the event the employee's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the agreement at any time within two years following a "Change of Control of the Company," the Company shall pay the employee the employee's base salary and permit participation in benefit programs for the greater of (i) the remaining term of the agreement or (ii) two years (in the case of Messrs. Manuel and Wright), one year (in the case of Messrs. Green and Smith) or six months (in the case of Mr. Baiocchi). In the event the Company elects not to renew the agreement (other than within two years following a "Change in Control of the Company"), the Company will, (a) in the case of Messrs. Manuel and Wright, pay the employee a severance payment equal to the lesser of (i) two months' salary plus one sixth of the employee's most recently declared bonus for each year the employee has been employed by the Company or (ii) one year's annual salary, (b) in the case of Messrs. Green and Smith, pay the employee a severance payment equal to the lesser of (i) one month's salary plus one-twelfth of the employee's most recently declared bonus for each year the employee has been employed by the Company or (ii) six months' salary, and (c), in the case of Mr. Baiocchi, pay him a severance payment equal to the lesser of (i) one month's salary plus one-twelfth of his most recently declared bonus for each year he has been employed by the Company or (ii) three months' salary. Each agreement contains confidentiality provisions, whereby each executive agrees not to disclose any confidential information regarding the Company, as well as non-competition covenants. The non-competition covenants survive the termination of an employee's employment for the greater of (i) the remaining term of the agreement or (ii) two years (in the case of Messrs. Manuel and Wright), one year (in the case of Messrs. Green and Smith), and six months (in the case of Mr. Baiocchi) except in the event the Company elects not to renew the agreement, terminates the employee's employment within two years following a "Change in Control of the Company" or fails to make required severance payments.

     For purposes of the Employment Agreements, a "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     On September 20, 1996, the Company sold to AnnTaylor Stores Corporation (together with its affiliates, "Ann Taylor") Cygne's 60% interest in CAT, Cygne's former sourcing joint venture arrangement with Ann Taylor, and the assets of Cygne's Ann Taylor Woven Division that were used in sourcing merchandise for Ann Taylor (the "Ann Taylor Disposition"). As a result of the Ann Taylor Disposition, a change in control of the Company is deemed to have occurred and if the Company shall fail to renew the employment agreement for any of Messrs. Manuel, Wright, Green, Smith or Baiocchi within two years of the closing date of the Ann Taylor Disposition then such employee shall become entitled to the previously discussed severance arrangement.

     The Employment Agreements also provide that if, in connection with a change of ownership or control of the Company or a change in ownership of a substantial portion of the assets of the Company (all within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), an excise tax is payable by the employee under Section 4999 of the Code, then the Company will pay to the employee additional compensation which will be sufficient to enable the employee to pay such excise tax as well as the income tax and excise tax on such additional compensation, such that, after the payment of income and excise taxes, the employee is in the same economic position in which he would have been if the provisions of Section 4999 of the Code had not been applicable.

     In connection with the closing of the Ann Taylor Disposition, the Company entered into two 3-year consulting agreements with Ann Taylor for the services of Mr. Bernard Manuel, the Company's Chairman of the Board and Chief Executive Officer, and Mr. Irving Benson, the Company's then President and a director, to facilitate the integration of CAT and the Ann Taylor Woven Division into Ann Taylor's operations. See "Certain Transactions."

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives $3,500 for each Board of Directors meeting attended, and $1,500 for each meeting of any committee of the Board of Directors attended. In addition, directors who are not employees of the Company are compensated through stock options.

     The Company has adopted a Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 100,000 shares of Common Stock may be granted to non-employee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for the automatic grant to each of the Company's non-employee directors of (1) an option to purchase 10,000 shares of Common Stock on the date of such director's initial election or appointment to the Board to Directors, and (2) an option to purchase 2,000 shares of Common Stock on each annual anniversary of such election or appointment, provided that such individual is on such anniversary date a non-employee director. The options will have an exercise price of 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and become exercisable in four equal annual installments commencing on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors' Plan). The options may be exercised by payment in cash, check or shares of Common Stock. On April 15, 1993 Mr. Groninger was elected as a director of the Company and was granted an option to purchase 10,000 shares of Common Stock at a purchase price of $4.00 per share, the fair market value of the Common Stock on the date of grant. On September 28, 1993 Mr. Katz was elected as a director of the Company and was granted an option to purchase 10,000 shares of Common Stock at a purchase price of $16.875 per share, the fair market value of the Common Stock on the date of grant. On each of April 15, 1994, April 15, 1995, April 15, 1996 and April 15, 1997, the anniversary dates of his initial election to the Board of Directors, Mr. Groninger was granted options to purchase 2,000 shares of Common Stock at a purchase price of $23.50, $11.75, $1.75 and $0.687 per share, respectively, the fair market values of the Common Stock on the dates of grant. On each of September 28, 1994, September 28, 1995 and September 28, 1996, the anniversary dates of his initial election to the Board of Directors, Mr. Katz was granted options to purchase 2,000 shares of Common Stock at a purchase price of $22.50, $3.25 and $1.125 per share, the fair market values of the Common Stock on the dates of grant. As a result of the Ann Taylor Disposition, a change in control under the Directors' Plan is deemed to have occurred and all options granted under the Directors' Plan prior to September 20, 1996 became vested.

     Mr. Benson, a director of the Company and formerly Vice Chairman and President of the Company, is currently a consultant to the Company. See "Certain Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee is comprised of two directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices, recommending compensation for executives and key employees and administering the Company's Employee Stock Option Plan.

     The Company is a private label designer, merchandiser and manufacturer of women's apparel. One of the Company's strengths is its strong management team, many of whom have been with the Company for a significant period of time. The central goal of the Compensation Committee is to ensure that the Company's remuneration policy is such that the Company is able to attract, retain and reward capable employees who can contribute both short-and longer-term to the continued success of the Company. Equity participation and a strong alignment to stockholders' interest are key elements of the Company's compensation philosophy. The Company's executive compensation program consists of three parts: base salary, annual bonus and stock options.

     Changes made in 1993 to the Code impose certain limitations on the deductibility of executive compensation paid by public companies for taxable years beginning in or after 1994. In general, under the new limitations, the Company will not be able to deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not here relevant). Non-deductibility would result in additional tax cost to the Company. It is possible that at least some of the cash and equity based compensation paid or payable to the Company's executive officers will not qualify for the "performance-based compensation" exclusion under the new deduction limitation provisions of the Code. Nevertheless, the Compensation Committee anticipates that in making compensation decisions it will give consideration to the net cost to the Company (including for this purpose, the potential limitation on deductibility of executive compensation).

     Base salary represents the fixed component of the executive compensation program. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement.

     No bonuses were awarded to executive officers for the year ended February 1, 1997.

     The Compensation Committee, which administers the Company's stock option plan, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's Common Stock at a specified price in the future. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, options become exercisable in equal amounts over four years and the individual must be employed by the Company for such options to become exercisable. No options were granted to executive officers of the Company during the fiscal year ended February 1, 1997.

1996 COMPENSATION TO CHIEF EXECUTIVE OFFICER

     The base salary for Mr. Manuel during 1996 was $494,000, which was unchanged since June 1994. The Compensation Committee determined during 1996 that, in light of the Company's financial condition, it was not appropriate to increase Mr. Manuel's salary. In addition, in June 1995, Mr. Manuel accepted a reduction in salary which has to date remained in effect. During the fiscal year ended February 1, 1997, Mr. Manuel was not granted any stock options.

                                                  Respectfully submitted,

                                                  JAMES G. GRONINGER and
                                                  STUART B. KATZ

CERTAIN TRANSACTIONS

     In connection with the closing of the Ann Taylor Disposition, the Company entered into two 3-year consulting agreements with Ann Taylor for the services of Mr. Bernard Manuel, the Company's Chairman of the Board and Chief Executive Officer, and Mr. Irving Benson, the Company's then President and a director, to facilitate the integration of CAT and the Ann Taylor Woven Division into Ann Taylor's operations. These agreements, which require an annual fee of $225,000 for the services of each of Messrs. Benson and Manuel, provided for automatic assignment to the consultant if his employment with the Company were terminated for any reason. The consulting agreement with Ann Taylor for the services of Mr. Benson was assigned to Mr. Benson in connection with his resignation as President of the Company on November 29, 1996. The consulting agreement with Ann Taylor for the services of Mr. Manuel is expected to be bought out in consideration of the payment by Ann Taylor to the Company of approximately $533,000.

     Mr. Benson, who founded the Company's predecessor in 1975 and continues to serve on the Board of Directors of the Company, has entered into a consulting and severance agreement with the Company which provides for an aggregate of $200,000 in severance payments and pursuant to which he is providing services to Cygne with respect to design, development and merchandising matters and special projects for a term of two years at an annual fee of $110,000 plus reimbursement of certain out-of-pocket expenses. The agreement may be terminated by the Company at any time after May 31, 1997 upon the payment to Mr. Benson of an aggregate of $210,000 and by Mr. Benson at any time after May 31, 1997 upon 30 days notice.

     During the fiscal year ended February 1, 1997, the Company sold to The Limited, Inc. approximately $62.7 million of merchandise. From time to time The Limited, Inc. has provided financing to or purchased fabric on behalf of the Company.

PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Set forth below is a line graph which compares the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Index and the S&P Textile-Apparel Index for the period from July 30, 1993, when the Company's Common Stock was first publicly traded, to January 31, 1997(the last business day of the Company's fiscal year).

                   TOTAL SHAREHOLDER RETURN FROM JULY 30, 1993
                  VS. THE TOTAL RETURN S&P 500 STOCK INDEX AND
                   THE TOTAL RETURN S&P TEXTILE-APPAREL INDEX

                 [GRAPHICAL REPRESENTATION OF DATA TABLE BELOW]



                                          7/30/93        1/28/94        1/27/95      2/2/96          1/31/97
                                          -------        -------        -------      ------          -------
CYGNE DESIGNS                             $100.00        $156.10       $112.20        $ 11.59        $ 8.84

TOTAL RETURN S&P 500
 STOCK INDEX                               100.00         108.30        109.50         151.92        191.95

TOTAL RETURN S&P                           100.00          99.34        100.43         114.61        162.89
 TEXTILE-APPAREL INDEX


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP have been the independent auditors of the Company since March 1993 and will serve in that capacity for the fiscal year ending January 31, 1998. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 23, 1998 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                              By Order of the Board of Directors

                                                   PAUL D. BAIOCCHI
                                                   Secretary

Dated: May 22, 1997

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: CYGNE DESIGNS, INC., 1372 BROADWAY, NEW YORK, NEW YORK 10018, ATTENTION: PAUL D. BAIOCCHI, SECRETARY.

                               CYGNE DESIGNS, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 20, 1997

     Bernard M. Manuel, Roy E. Green and Paul D. Baiocchi, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Cygne Designs, Inc. held of record by the undersigned on May 8, 1997, at the Annual Meeting of Stockholders to be held at 9:30 A.M. on Friday, June 20, 1997, at the offices of Fulbright & Jaworski L.L.P. 31st Floor, 666 Fifth Avenue, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL--ELECTION OF DIRECTORS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                                   SEE REVERSE
                                                                      SIDE

--------------------------------------------------------------------------------

    PLEASE MARK
[X] YOUR VOTES AS
    IN THIS EXAMPLE.

                                            FOR      WITHHOLD
Proposal--Election of Directors             [ ]         [ ]

Nominees are:

     Irving Benson, James G. Groninger, Stuart B. Katz and Bernard M. Manuel.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appear(s) below):


________________________________________________________________________________



Signature______________  Signature if held jointly_______________DATED __, 1997

IMPORTANT:  Please sign exactly as name appears above. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person. The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.